CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Form S-1 of our report dated June 24, 2010 related to financial statments of Jintai Mining Co., LTD for the years ended March 31, 2010 and 2009 which appears in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ Lake & Associates, CPA’s LLC
Lake & Associates, CPA’s LLC
Schaumburg, Illinois
August 12, 2010